BroadVision Contact:

Pehong Chen

Investor Relations

(650) 331-1000

Ir1@broadvision.com

BroadVision Announces Third Quarter 2018 Results

REDWOOD CITY, CA — November 13, 2018 — BroadVision, Inc. (Nasdaq: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its third quarter ended September 30, 2018. Revenues for the third quarter were $1.0 million, compared with revenues of $1.2 million for the second quarter ended June 30, 2018 and $1.5 million for the comparable quarter of 2017.

License revenue for the third quarter of 2018 was $0.5 million, compared with revenues of $0.6 million for the second quarter ended June 30, 2018 and $0.8 million for the comparable quarter of 2017. The majority of the third quarter license revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the third quarter of 2018, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $1.7 million, or $0.34 per basic and diluted share, as compared with GAAP net loss of $2.2 million, or $0.43 per basic and diluted share, for the second quarter of 2018 and GAAP net loss of $2.5 million, or $0.50 per basic and diluted share, for the comparable quarter of 2017.

Total revenues for the nine months ended September 30, 2018 were $3.8 million, with a GAAP net loss of $5.4 million, or $1.07 per basic and diluted share, compared to total revenues of $4.9 million and a GAAP net loss of $7.5 million, or $1.50 per basic and diluted share, for the nine months ended September 30, 2017.

As of September 30, 2018, the Company had $4.3 million of cash and cash equivalents and short-term investments, compared to a combined balance of $9.6 million as of December 31, 2017 and $12.3 million as of September 30, 2017.

"Data privacy continues to rise in importance for businesses and consumers alike. Whether you need a secure, private environment for business collaboration, or a means of controlling the way your own personal data is used with other organizations, the Vmoso  platform is designed to provide auditable, consent-based communication and data sharing." said Dr. Pehong Chen, President, CEO and Interim CFO of BroadVision.

About BroadVision

Driving innovation since 1993, BroadVision (Nasdaq: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding the rise in importance of data privacy and Vmoso’s capabilities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s products and services, BroadVision’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent quarterly report on Form 10-Q, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$4,349	$9,560
Other current assets	1,289	2,176
Total current assets	5,638	11,736
Other non-current assets	236	243
Total assets	$5,874	$11,979
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$2,320	$4,087
Other non-current liabilities	593	583
Total liabilities	2,913	4,670
Total stockholders' equity	2,961	7,309
Total liabilities and stockholders' equity	$5,874	$11,979

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Software licenses	$489	$844	$2,033	$2,605
Services	475	611	1,777	2,273
Total revenues	964	1,455	3,810	4,878
Cost of revenues:
Cost of software revenues	28	36	105	134
Cost of services	463	672	1,500	2,200
Total cost of revenues	491	708	1,605	2,334
Gross profit	473	747	2,205	2,544
Operating expenses:
Research and development	1,085	1,661	3,785	4,995
Sales and marketing	508	974	1,538	2,943
General and administrative	535	825	2,072	2,709
Total operating expenses	2,128	3,460	7,395	10,647
Operating loss	(1,655)	(2,713)	(5,190)	(8,103)
Other income (expense), net	(59)	213	(174)	645
Loss before provision for income taxes	(1,714)	(2,500)	(5,364)	(7,458)
Provision for income taxes	2	2	4	4
Net loss	$(1,716)	$(2,502)	$(5,368)	$(7,462)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.34)	$(0.50)	$(1.07)	$(1.50)
Shares used in computing
Weighted average shares-basic and diluted	4,998	4,985	4,997	4,970